                            SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                  Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           BLIMPIE INTERNATIONAL, INC.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the approriate box):

[X]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4) Proposed maximum aggregate value of transaction (Set forth the amount on which the filing fee is calculated and state how it was determined):

      5)    Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

      1)    Amount Previously Paid:
      2)    Form, Schedule or Registration Number:
      3)    Filing Party:
      4)    Date Filed:

[BLIMPIE LOGO]

                                                               November 4, 1997

TO OUR SHAREHOLDERS:


     You are cordially invited to attend our Annual Meeting of Shareholders for the fiscal year ending June 30, 1998 which will be held on Thursday, December 4, 1997 at 9:00 A.M., local time, at the offices of Hall Dickler Kent Friedman & Wood, LLP, 909 Third Avenue, New York, New York 10022, on the 27th Floor.

     At this meeting, you will be asked to consider and vote upon the election of six (6) directors who will serve until the annual meeting to be held in 1998; and to ratify the selection of Coopers & Lybrand, LLP as the Company's independent accountants for the fiscal year ending June 30, 1998.

     The accompanying Notice of Annual Meeting and Proxy Statement set forth in detail the business intended to be transacted. Time will be made available for a discussion of these items as well as for other questions about the business affairs of the Company.

     If you are unable to join us at the meeting it is very important that you be represented by proxy. Therefore, please take a moment to sign, date, and return your proxy in the enclosed envelope. If you do not have a proxy, please call your broker or the Company, and ask that a proxy be mailed to you. Your cooperation in mailing your proxy promptly will not only be greatly appreciated; it will also result in a significant benefit to the Company.

                                          Sincerely yours,

                                          ANTHONY P. CONZA
                                          Chairman and Chief Executive Officer

                          BLIMPIE INTERNATIONAL, INC.
                                  740 BROADWAY
                            NEW YORK, NEW YORK 10003

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD THURSDAY, DECEMBER 4, 1997

                            ------------------------

TO THE HOLDERS OF COMMON STOCK OF
  BLIMPIE INTERNATIONAL, INC.

     The Annual Meeting of the holders of the Common Stock of Blimpie International, Inc. (the 'Company') will be held at the offices of Hall Dickler Kent Friedman & Wood, LLP, 909 Third Avenue, New York, New York 10022, on the 27th Floor, on Thursday, December 4, 1997 at 9:00 A.M., local time, for the following purposes:

          1. To elect six (6) persons to serve as directors of the Company until the Annual Meeting to be held in 1998 for the fiscal year ending June 30, 1999;

          2. To ratify the selection of Coopers & Lybrand, LLP as the Company's independent accountants for the fiscal year ending June 30, 1998; and

          3. To transact such other business as may properly come before the meeting.

     Only holders of record of the Company's Common Stock at the close of business on October 31, 1997, are entitled to notice of or to vote at this meeting and any adjournment or adjournments thereof. Shareholders are entitled to vote upon all business as may properly be presented for consideration at the meeting.

                                          By Order of the Board of Directors

                                          CHARLES G. LEANESS,
                                          Secretary

New York, New York
November 4, 1997

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. THIS IS IMPORTANT FOR THE PURPOSE OF ENSURING A QUORUM AT THE MEETING.

                                PROXY STATEMENT
                          BLIMPIE INTERNATIONAL, INC.
                                  740 BROADWAY
                            NEW YORK, NEW YORK 10003

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                    FOR THE FISCAL YEAR ENDING JUNE 30, 1998

                            ------------------------

                            SOLICITATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of Blimpie International, Inc. (the 'Company') for use at the Annual Meeting of Shareholders to be held December 4, 1997, and at any adjournment or adjournments thereof (the 'Annual Meeting'). A proxy may be revoked by notice in writing to the President at any time prior to the exercise thereof. Each valid proxy received in time will be voted at the Annual meeting, and, if a choice is specified on the proxy, it will be voted in accordance with such specifications. If no such specification is made, the persons named in the accompanying proxy have advised the Company of their intention to vote the shares represented by the proxies received by them (i) in favor of the election as directors, the persons named in the proxy as nominees for directors; (ii) in favor of ratifying the selection of Coopers & Lybrand, LLP, as the Company's independent accountants for the fiscal year ending June 30, 1998; and (iii) in accordance with their best judgment on any other matters that may come before the meeting.

     The cost of solicitation of proxies, including the reimbursement to banks and brokers for reasonable expenses in sending proxy material to their principals, will be borne by the Company. The Company's transfer agent, Chemical Mellon Shareholder Services, is assisting the Company in the solicitation of proxies from brokers, banks, institutions and other fiduciaries by mail, and will charge the Company its customary fee therefor plus out-of-pocket expenses which, in the aggregate, are estimated to be less than $5,000. In addition, proxies may be solicited by officers of the Company by mail, in person or by telephone, telegraph or telex. It is anticipated that on or about November 4, 1997 this proxy statement and the enclosed form of proxy will be mailed to shareholders.

     The outstanding voting securities of the Company on October 31, 1997 (the 'Record Date') consisted of 9,545,676 shares of common stock, $.01 par value (the 'Common Stock'). Only shareholders of record at the close of business on the Record Date are entitled to notice of or to vote at the Annual Meeting.

     Each share of Common Stock is entitled to one vote with respect to each proposal which shall properly come before the Annual Meeting for consideration by the shareholders. The holders of a majority of the outstanding shares entitled to vote must be present at the Annual Meeting in person or by proxy to constitute a quorum.


                    PROPOSAL NUMBER 1: ELECTION OF DIRECTORS

     Six directors are to be elected at the meeting to hold office until the Annual Meeting to be held in 1998 for the fiscal year ending June 30, 1999, and until their respective successors have been elected and qualified.

     The persons named as proxies intend (unless authority is withheld) to vote for the election of the persons hereinafter named as directors for terms expiring in 1998 upon their nomination for such office at the Annual Meeting. The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting is required for election of each director.

     If any nominee should become unavailable to serve, the proxy may be voted for the election of another person designated by the Board. The Board has no reason to believe any of the nominees will be unable to serve if elected.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS.

     Pertinent information concerning the nominees for directors follows:

NOMINEES FOR ELECTION AS DIRECTORS

  Anthony P. Conza, Age 57

     Mr. Anthony P. Conza, together with two individuals who are not affiliated with the Company, originally created the Blimpie concept in 1964. He is one of the original founders of the Blimpie outlet chain, and is a co-founder of the Company. He has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since the Company commenced business operations in 1977. In 1992, 'the Entrepreneur of the Year' for New York, an award sponsored by Ernst & Young, Merrill Lynch and Inc. Magazine, was presented to Mr. Conza. In the same year, he was also named Chain Operator of the Year by the New York State Restaurant Association. He is a member of the Board of the Jose Limon Dance Company, a member of the Board of Governors of The Boys & Girls Clubs of America and he serves on the Dean's Council at Harvard University's JFK School of Government. Mr. Conza is the brother of Joseph A. Conza, the brother-in-law of Patrick Pompeo and the father-in-law of Joseph Morgan. See 'Certain Relationships and Related Transactions.'

  David L. Siegel, Age 53

     Mr. Siegel, one of the co-founders of the Company, served as the Company's Executive Vice President and General Counsel and as a member of its Board of Directors since its formation in 1977. In September 1995, he was appointed as the Company's Vice Chairman of the Board, Chief Operating Officer and General Counsel. He also served as the Company's Treasurer from 1977 until January, 1991. He is also a practicing attorney in the City of New York. Mr. Siegel received a Bachelor of Arts degree in 1965 from Marietta College, a Juris Doctor Degree in 1968 from New York University School of Law and a Master of Laws Degree in 1970 from New York University School of Law. During the past five years, Mr. Siegel has also served as an officer of each of the Company's leasing subsidiaries.

  Patrick J. Pompeo, Age 58

     Mr. Pompeo has served as a director and Senior Vice President in charge of operations since the time of commencement of the Company's business operations in 1977. In September 1995, he became Executive Vice President of Research Development and Procurement. Mr. Pompeo was employed for 16 years as a floor supervisor by E.F. Hutton & Co., the former New York Stock Exchange member firm. Mr. Pompeo is also a principal shareholder, officer and director of Georgia Enterprises, Inc., the Company's Subfranchisor for the State of Georgia. Mr. Pompeo is the brother-in-law of Anthony Conza. See 'Certain Relationships and Related Transactions.'

  Charles G. Leaness, Age 47

     Mr. Leaness has been a member of the Company's Board of Directors since the Company commenced business operations, and served as the Company's Senior Vice President-Corporate Counsel for more than the past five years. In September, 1995, he became an Executive Vice President. Mr. Leaness is also a principal shareholder, officer and director of Llewellyn Distributors, Inc., the Company's Subfranchisor for a part of New Jersey. Mr. Leaness received a Bachelor of Arts degree from Tulane University in 1972 and a Juris Doctor degree from New York Law School in 1982. Mr. Leaness is a practicing attorney in New York State. He currently serves as Director of the New York State Restaurant Association and is President of the New York City Chapter. Mr. Leaness also serves on the Board of Directors of the International Franchise Association (IFA). See 'Certain Relationships and Related Transactions.'

  Alvin Katz, Age 67

     Mr. Katz was appointed to the Board of Directors of the Company on November 23, 1993. Mr. Katz has been a member since September 1993 of the Board of Directors of Nastech Pharmaceutical Company, Inc., a company engaged in the development of pharmaceuticals. Since 1981, he has served as an adjunct professor of business management at Florida Atlantic University. In 1991, Mr. Katz was appointed Chief Executive Officer of

Odessa Engineering Corp., a company engaged in the manufacturing of pollution monitoring equipment. He held this position until that company was sold in September 1992. Mr. Katz also serves on the Board of Directors of Amtech Systems Inc. which is engaged in the manufacture of capital equipment in the chip manufacturing business; BCT International, Inc., a franchisor of thermo graphic printing plants; Mikron Instruments, Inc. a manufacturer of infrared temperature measuring instruments; and serves as Chairman of the Board of Ozo Diversified Automation, Inc., a manufacturer of driller and depaneling machines for circuit board manufacturers. Mr. Katz holds a B.S. in Business Administration degree from New York University and has done graduate work at C.U.N.Y.-Baruch School.


  Harry G. Chernoff, Age 51

     Dr. Chernoff was appointed to the Board of Directors of the Company on November 23, 1993. For more than the past five years, Dr. Chernoff has been a principal of HMS Properties, Inc., a real estate investment, development and management firm. Dr. Chernoff has an active financial and operational consulting practice with major financial institutions, and food and hospitality firms as his clients. Dr. Chernoff received a Ph.D. in Operations Management from the New York University Leonard N. Stern School of Business in 1985, and has been a member of the faculty of New York University for 20 years. He also received a B.S. degree from New York University in 1968 and an M.S. degree from that institution in 1975.

THE BOARD OF DIRECTORS; COMMITTEES AND ATTENDANCE

     The Board of Directors held four meetings during the fiscal year ended June 30, 1997. All of the directors attended each of such meetings. The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee, among other things, makes recommendations to the Board, for approval by the shareholders, regarding the appointment of independent accountants to audit the financial accounts, books and records of the Company, meets jointly and/or separately with the chief financial officer of the Company and such accountants before commencement and after conclusion of the audit to discuss the evaluation by the accountants of the adequacy and effectiveness of the accounting procedures and internal controls of the Company and its subsidiaries, to approve the overall scope of the audit to be made and the fees to be charged, to review the audited financial statements of the Company, to discuss the results of the audit, and to discuss any significant recommendations by the accountants of improvement of accounting systems and controls of the Company. The Compensation Committee develops executive compensation policies and practices designed to enhance the Company's business plans and strategies, and is responsible for the administration of the Company's Omnibus Stock Incentive Plan. The Compensation Committee has full authority in its discretion to determine the individuals to whom awards shall be made under such plan, the time or times when they shall receive them and the terms and conditions thereof, all as more fully set forth and described in such plans. Messrs. Katz and Chernoff serve on both of such Committees. Mr. Conza is also a member of the Compensation Committee. The Audit Committee met on two occasions during fiscal year 1997, and the Compensation Committee acted once by unanimous written consent in lieu of a meeting during such year.

                             EXECUTIVE COMPENSATION

     The following table sets forth compensation awarded to, earned by or paid to the Chief Executive Officer and all other officers of the Company earning a salary and bonus of more than $100,000. Information with respect to salary, bonus, other annual compensation, restricted stock and options is included for the fiscal years ended June 30, 1997, 1996 and 1995. The Company has not paid any compensation that would qualify as 'All Other Compensation,' nor has the Company made payments to any Executive Officer earning an annual salary or bonus in excess of $100,000, which may be categorized as 'LTIP Payouts.'

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION AWARDS
                                    ANNUAL COMPENSATION PAYOUTS         -----------------------------------------------------
                               --------------------------------------               SECURITIES
                                                           OTHER        RESTRICTED  UNDERLYING
       NAME AND                                           ANNUAL          STOCK      OPTIONS/         LTIP       ALL OTHER
  PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)   COMPENSATION($)   AWARDS($)     SARS(#)       PAYOUTS   COMPENSATION($)
----------------------  -----  ---------   --------   ---------------   ---------  -------------    --------  ---------------
Anthony P. Conza,
  CEO.................  1997   $ 214,326   $117,450     $  3,093(2)        --           8,000(5)       --          --
                        1996     206,718     46,500        3,267(2)        --          --              --          --
                        1995     172,941     27,520        --              --          --              --          --

David L. Siegel, COO..  1997   $ 149,418   $ 58,725     $  3,093(2)        --           8,000(5)       --          --
                        1996     148,839     23,250        3,267(2)        --          --              --          --
                        1995     145,378     13,760        --              --          --              --          --

Charles G. Leaness,
  Exec. VP............  1997   $ 114,654   $ 39,233     $ 10,982(2)        --           4,000(6)       --          --
                        1996     105,324     15,500       12,250(2)        --          --              --          --
                        1995      89,204      9,200        --              --          --              --          --

Patrick J. Pompeo,
  Exec. VP............  1997   $ 102,490   $ 39,233     $  3,093(2)        --           4,000(6)       --          --
                        1996     102,181     15,500        3,267(2)        --          --              --          --
                        1995      87,245      9,200        --              --          --              --          --

Robert S. Sitkoff, Sr.
  VP..................  1997   $  94,849   $ 20,366     $  3,093(2)      $22,125       18,500(3,4,7)    --         --
                        1996      88,072      7,800        3,267(2)       11,160       16,500(3,4)     --          --
                        1995      84,000      4,600        --              9,750       16,500(3,4)     --          --

Dennis Fuller, Sr.
  VP..................  1997   $  42,793   $ 19,616     $133,591(1)      $22,125        3,500(3,7)     --          --
                        1996      42,134      7,800      159,326(1)       11,160        1,500(3)       --          --
                        1995      40,000      4,600      116,925(1)        9,750        1,500(3)       --          --

Joseph A.Conza, Sr.
  VP..................  1997   $  74,728   $ 28,416     $  3,093(2)      $22,125        8,500(3,8)     --          --
                        1996      71,169     14,550        3,267(2)       11,160        1,500(3)       --          --
                        1995      64,950      4,600        --              9,750        1,500(3)       --          --

Joseph W. Morgan, Sr.
  VP..................  1997   $  92,413   $ 14,166     $  3,093(2)      $ 7,734        5,750(9,10)    --          --
                        1996      65,708      5,400        3,267(2)        8,484          750(10)      --          --
                        1995      57,720      2,250        --              5,437          750(10)      --          --


---------------
 (1) Represents commissions paid with respect to franchise, subfranchise and master license sales consummated.

 (2) Represents commissions paid with respect to master license sales consummated.

 (3) In July 1993, Messrs. Fuller, Sitkoff and J. Conza received a five year option under the Company's 1993 Stock Incentive Plan (now the Omnibus Stock Incentive Plan) to purchase 5,000 shares each which vested at the rate of 1,000 shares per year. The unvested and vested portions of the option were increased to 7,500 and 1,500 shares each, respectively, in connection with the 1994 Stock Split.

 (4) In January 1995, Mr. Sitkoff received a five year option under the Company's 1993 Stock Incentive Plan (now the Omnibus Stock Incentive Plan) to purchase 75,000 shares which vest at the rate of 15,000 shares per year.

 (5) In April 1997, Messrs. A. Conza and Siegel received a five year option under the Omnibus Stock Incentive Plan to purchase 40,000 shares each which vest at the rate of 8,000 shares each per year.

 (6) In April 1997, Messrs, Leaness and Pompeo received a five year option under the Omnibus Stock Incentive Plan to purchase 20,000 shares each which vest at the rate of 4,000 shares each per year.

 (7) In April 1997, Messrs, Fuller and Sitkoff received a five year option under the Omnibus Stock Incentive Plan to purchase 10,000 shares each which vest at the rate of 2,000 shares each per year.

 (8) In April 1997, Mr. J. Conza received a five year option under the Omnibus Stock Incentive Plan to purchase 35,000 shares which vest at the rate of 7,000 shares per year.

 (9) In April 1997, Mr. Morgan received a five year option under the Omnibus Stock Incentive Plan to purchase 25,000 shares which vest at the rate of 5,000 shares per year.

(10) In December 1993, Mr. Morgan received a five year option under the Company's 1993 Stock Incentive Plan (now the Omnibus Stock Incentive Plan) to purchase 2,500 shares which vested at the rate of 500 shares per year. The unvested and vested portions of the option were increased to 3,750 and 750 shares respectively, in connection with the 1994 Stock Split.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth options awarded to all officers of the Company earning a salary and bonus of more than $100,000.00 during the fiscal year ended June 30, 1997.


                               INDIVIDUAL GRANTS

                                                                                                  POTENTIAL REALIZABLE
                                                  PERCENTAGE                                        VALUE AT ASSUMED
                                  NUMBER OF        OF TOTAL                                      ANNUAL RATES OF STOCK
                                  SECURITIES     OPTIONS/SARS                                      PRICE APPRECIATION
                                  UNDERLYING      GRANTED TO     EXERCISE OR                        FOR OPTION TERM
                                 OPTIONS/SARS    EMPLOYEES IN    BASE PRICE       EXPIRATION    ------------------------
    NAME                         GRANTED (#)     FISCAL YEAR       ($/SH)            DATE         5%($)         10%($)
                                 ------------    ------------    -----------      ----------    ----------    ----------
Anthony P. Conza..............       8,000(3)       9.7%(9)        $6.0625           4/2002      $  6,920      $ 78,080

David L. Siegel...............       8,000(3)       9.7%(9)        $6.0625           4/2002      $  6,920      $ 78,080

Charles G. Leaness............       4,000(4)       4.8%(9)        $6.0625           4/2002      $ 30,960      $ 39,040

Patrick J. Pompeo.............       4,000(4)       4.8%(9)        $6.0625           4/2002      $ 30,960      $ 39,040

Robert S. Sitkoff.............       1,500(1)       1.8%(9)        $3.25  (10)       7/1998      $  6,225      $  7,845
                                    15,000(2)      18.1%(9)         7.25             1/2000      $138,750      $175,200
                                     2,000(5)       2.4%(9)         6.0625           4/2002      $ 15,480      $ 19,520

Dennis Fuller.................       1,500(1)       1.8%(9)        $3.25  (10)       7/1998      $  6,225      $  7,845
                                     2,000(5)       2.4%(9)         6.0625           4/2002      $ 15,480      $ 19,520

Joseph A. Conza...............       1,500(1)       1.8%(9)        $3.25  (10)       7/1998      $  6,225      $  7,845
                                     7,000(6)       8.5%(9)         6.0625           4/2002      $ 54,180      $ 68,320

Joseph W. Morgan..............       5,000(7)       6.0%(9)        $6.0625           4/2002      $ 38,700      $ 48,800
                                       750(8)       0.9%(9)         6.00  (10)      12/1998      $  5,745      $  7,245

---------------
 (1) In July 1993, Messrs. Fuller, Sitkoff and J. Conza received a five year option under the Company's 1993 Stock Incentive Plan (now the Omnibus Stock Incentive Plan) to purchase 5,000 shares each which vested at the rate of 1,000 shares per year. The unvested and vested portions of the option were increased to 7,500 and 1,500 shares each, respectively, in connection with the 1994 Stock Split.

 (2) In January 1995, Mr. Sitkoff received a five year option under the Company's 1993 Stock Incentive Plan (now the Omnibus Stock Incentive Plan) to purchase 75,000 shares which vest at the rate of 15,000 shares per year.

 (3) In April 1997, Messrs. A. Conza and Siegel received a five year option under the Company's 1993 Stock Incentive Plan (now the Omnibus Stock Incentive Plan) to purchase 40,000 shares each which vest at the rate of 8,000 shares each per year.

 (4) In April 1997, Messrs. Leaness and Pompeo received a five year option under the Company's 1993 Stock Incentive Plan (now the Omnibus Stock Incentive

     Plan) to purchase 20,000 shares each which vest at the rate of 4,000 shares each per year.

 (5) In April 1997, Messrs. Fuller and Sitkoff received a five year option under the Company's 1993 Stock Incentive Plan (now the Omnibus Stock Incentive
     Plan) to purchase 10,000 shares each which vest at the rate of 2,000 shares each per year.

 (6) In April 1997, Mr. J. Conza received a five year option under the Company's 1993 Stock Incentive Plan (now the Omnibus Stock Incentive Plan) to purchase 35,000 shares which vest at the rate of 7,000 shares per year.

 (7) In April 1997, Mr. Morgan received a five year option under the Company's 1993 Stock Incentive Plan (now the Omnibus Stock Incentive Plan) to purchase 25,000 shares which vest at the rate of 5,000 shares per year.

                                         (Footnotes continued on following page)

(Footnotes continued from previous page)

 (8) In December 1993, Mr. Morgan received a five year option under the Company's 1993 Stock Incentive Plan (now the Omnibus Stock Incentive Plan) to purchase 2,500 shares which vested at the rate of 500 shares per year. The unvested and vested portions of the option were increased to 3,750 and 750 shares respectively, in connection with the 1994 Stock Split.

 (9) Based upon a comparison of the number of vested options granted to Messrs.
     A. Conza, Siegel, Fuller, Leaness, Pompeo, Sitkoff, J. Conza and Morgan to the number of vested options granted to all employees during the fiscal year.

(10) Adjusted in connection with a 3:2 stock split effected during the year ended June 30, 1994.

FISCAL YEAR END OPTION VALUES

     The following table sets forth the number of unexercised options held by all officers of the Company earning a salary and bonus of more than $100,000.00 during the fiscal year ended June 30, 1997. No options were exercised during such period.

                       AGGREGATED OPTION/SAR EXERCISES IN
                 LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                                    VALUE OF
                                                                NUMBER OF         UNEXERCISED
                                                               UNEXERCISED        IN-THE-MONEY
                                                              OPTIONS/SARS        OPTIONS/SARS

                                                              AT FY-END(#)        AT FY-END($)
                       SHARES ACQUIRED         VALUE          EXERCISABLE/        EXERCISABLE/
    NAME               ON EXERCISE(#)       REALIZED($)       UNEXERCISABLE      UNEXERCISABLE
                       ---------------    ----------------    -------------      --------------
Anthony P. Conza....         --                  --            8,000/32,000      $          0/0
David L. Siegel.....         --                  --            8,000/32,000      $          0/0
Charles G. Leaness..         --                  --            4,000/16,000      $          0/0
Patrick J. Pompeo...         --                  --            4,000/16,000      $          0/0
Robert S. Sitkoff...         --                  --           53,000/39,500      $33,000/$8,250
Dennis G. Fuller....         --                  --             8,000/9,500      $33,000/$8,250
Joseph A. Conza.....         --                  --           13,000/29,500      $33,000/$8,250
Joseph W. Morgan....         --                  --            8,000/20,750      $          0/0

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                         OF BLIMPIE INTERNATIONAL, INC.

     The primary purpose of this Committee is to develop executive compensation policies and practices which coincide with and enhance the business plans and strategies which the Company undertakes in connection with the pursuit of its business objectives.

     It is not unusual to find that the compensation committees of the Boards of publicly held companies possessing share capitalizations far in excess of the Company's share capital adopt executive compensation philosophies which are largely based upon the view that the majority of pay for senior executive officers should be composed of long-term, at-risk pay, and that less emphasis should be placed on salary and annual incentives.

     However, until the most recently completed fiscal year, it had been this Committee's belief, based upon the facts that (1) the Company's Common Stock was trading at ever increasing levels, (2) less than 4,000,000 shares of the Company's Common Stock was in public hands, and (3) the Company's senior management team already owned, collectively, more than 55% of all of the Company's outstanding shares, that the shareholders of the Company, especially the public shareholders, would not have been well-served by implementation of an executive compensation policy which would place even more equity ownership in the hands of that senior management.

     Thus, until recently, this Committee's policy regarding the compensation of its senior executives has been grounded upon the view that the senior executives' equity positions provided them with sufficient incentives to serve the interests of the shareholders. Thus, this Committee has followed a policy of rewarding its senior executives with compensation packages consisting of salaries which are determined upon the basis of the following four factors (1) appreciation or depreciation in the Company's Common Stock during the prior year, (2) increase or decrease in earnings during the prior year, (3) changes in the size and industry position of the Company through expansions or contractions in the overall size of the franchise chain, and (4) the growth of the Company's international franchise operations. In determining the salary to be paid to the Company's Chief Executive Officer, this Committee also considers, in addition to the foregoing factors, the comparative salaries paid to other Chief Executives in the restaurant industry, based upon the CEO Compensation Rankings published annually by Restaurant Business Magazine.

     The payment of bonuses to the Company's senior executives is not a matter which falls within the jurisdiction of this Committee. Instead, during the fiscal year ended June 30, 1991, the Board of Directors adopted a Company-wide standard policy regarding such payments. Such policy is based upon the Company's annual net income, as determined for financial reporting purposes. A bonus pool is funded with 10% of the Company's annual net income. A percentage of the bonus pool is assigned to each level of employment in the Company. The funds assigned to each level are then divided by the number of employees on each level, and payments are made on a quarterly basis with each payment being made two months after the end of the quarter.

     The levels and percentages assigned to each of them are as follows:

Chief Executive Officer..............................................    18%
Chief Operating Officer..............................................     9%
Executive Vice Presidents............................................    12%
Senior Vice Presidents...............................................    12%
Vice Presidents......................................................     8%
Assistant Vice President.............................................     9%
Operations Directors.................................................    10%
Managers.............................................................     8%
Mid-Managers.........................................................     4%
Staff Members........................................................    10%

     In applying the above-described factors to the determination of the compensation to be paid to Anthony P. Conza, the Company's Chief Executive Officer, during fiscal 1997, your Committee included in its deliberation of the above-described factors, such matters as the Company's continued success in achieving increased quarterly and annual revenues, income and earnings, and the significant strides taken by the Company to expand the scope of its operations into the international arena. As more fully discussed below, we also took into consideration for the first time, the effects that the granting of an incentive-based compensation component, i.e., stock options, should have on the overall determination of Mr. Conza's annual compensation. As a result of our consideration of all of such factors, this Committee awarded Mr. Conza a 3.6% salary increase to $214,000 for the year ended June 30, 1997. By comparison, during the prior fiscal year, a year in which the Company continued to achieve record revenues, income and earnings, but during which Mr. Conza received no incentive-based forms of compensation (other than his share of the Company-wide bonus pool), he received a 19.5% salary increase to $207,000.

     During the fiscal year ended June 30, 1997, this Committee authorized the issuance of a modest number of stock options, granted under the Company's Omnibus Stock Incentive Plan, as part of the compensation packages received by the Company's Chief Executive and Chief Operating Officers, and its two Executive Vice Presidents. Our decision to change our prior policy regarding the non-use of incentive-based compensation for these executives was based upon our views that the substantial depreciation of the Company's stock price during the year in response to the relatively modest drop in comparative quarterly and annual earnings, coupled with the challenges facing senior management in establishing and sustaining momentum in the Company's international expansion efforts, presented this Committee with an opportunity to make good use of a performance-based compensation tool as an incentive to spur growth and productivity. As a consequence of the addition of an option component to the compensation packages of each of the four senior executives, two of those executives received de minimus increases in their salaries, one received an 8.9% increase to approximately $114,600, and, as previously noted, the Chief Executive Officer received a 3.6% increase to approximately $214,000.

     In summary, it is this Committee's belief that the compensation policies that we have described in this report have served the best interests of the shareholders and the Company. Such policies have been designed to provide appropriate levels of compensation to the Company's senior executives based upon the particular combination of factors which apply to this Company. As and when those factors change, this Committee will make every effort to make adjustments to its policies in a manner which will provide fair and reasonable levels of compensation and appropriate incentives to its executives, while continuing to be in the best interests of the shareholders and the Company.

Respectfully submitted,
The Compensation Committee


            /S/ ALVIN KATZ                       /S/ HARRY G. CHERNOFF
------------------------------------    ---------------------------------------


COMPARISON OF TOTAL SHAREHOLDER RETURNS

     The performance graph which follows compares the cumulative total shareholder returns on the Company's Common Stock for the five-year period ended June 30, 1997 with the S&P 500 Index and the S&P Restaurants Index-500 during the same period. The graph assumes that the value of the Company's Common Stock and the value of each Index was $100 on December 31, 1992, and that all dividends have been reinvested. The shareholder returns shown below may not be indicative of future performance.



Fiscal Years Ended June 30,


                             Base
                            Period
       Company/Index         1992     1993     1994   1995     1996      1997
Blimpie
  International, Inc.        $100   $169.98  $347.02 $452.47  $864.62   $339.44

S&P 500 Index                $100   $113.63  $115.23 $145.27  $183.04   $246.55
S&P Restaurants
  Index-500                  $100   $108.54  $125.59 $165.17  $194.35   $203.25

OMNIBUS STOCK INCENTIVE PLAN

     The Company has adopted the Omnibus Stock Incentive Plan (the 'Plan') to permit the grant of awards to employees of the Company (including officers and directors who are employees of the Company or a subsidiary of the Company) of restricted shares of the Company's common stock, performance shares of the Company's common stock, stock appreciation rights relative to the Company's common stock and both incentive stock options and non-qualified options to purchase shares of the Company's common stock. A maximum of 950,000 shares may be issued under the Plan. Through June 30, 1997, the Company granted to certain employees, pursuant to its incentive plan: (a) options to acquire a total of 420,300 shares of common stock; and (b) stock grants of 92,400 shares of common stock. The options are exercisable at the fair market value on the date of grant. The options and stock grants provide for vesting at the rate of 20% per annum. The options are exercisable at prices ranging from $3.25 to $14.75 per share and expire five years after the date of the grant. As of June 30, 1997, 4,100 options had been exercised, 152,200 options had been vested and not exercised, and 64,350 shares of stock had been vested. The aggregate value of the vested shares and of the shares issuable pursuant to vested options under the Plan was $1,069,216 based on the closing price of the Common Stock on September 18, 1997. The Plan was adopted in order that the participants in the Plan will have financial incentives to contribute to the Company's growth and profitability, and to enhance the ability of the Company to attract and retain in its employ individuals of outstanding ability.

WARRANTS ISSUED TO NON-EMPLOYEE DIRECTORS

     On November 24, 1993, the Company issued to each of Harry Chernoff and Alvin Katz, two non-employee directors of the Company, warrants to purchase up to 7,500 shares of the Company's Common Stock at the purchase price of $6.00 per share at any time prior to November 24, 1998. On September 1, 1995, the Company issued to each of Messrs. Chernoff and Katz warrants to purchase up to 4,000 shares of the Company's Common Stock at the purchase price of $8.875 per share at any time prior to September 1, 2000.

                            DIRECTORS' COMPENSATION

     The Board has adopted a compensation policy to help the Company to attract and maintain the services of qualified outside directors. Such compensation consists of (a) payment of a directors fee of $6,000 per annum; (b) issuance of five year warrants or options to purchase 5,000 shares of the Company's Common Stock at an exercise price equal to the closing price of such stock on the date of his or her appointment or election to the Board; (c) issuance of additional warrants or options, at the discretion of the Board, periodically during the tenure of an outside director; and (d) reimbursement of the reasonable travel and lodging expenses incurred by each outside director in attending Board meetings which are not held within a 75 mile radius of his or her residence or principal place of business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the holdings of the Common Stock of the Company as of October 31 1997 by (1) each person or entity known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock of the Company; (2) each director and executive officer; and (3) all directors and executive officers as a group. All of the holders of the Company's Common Stock are entitled to one vote per share.

    NAME AND ADDRESS OF                  NUMBER OF SHARES       PERCENT
    BENEFICIAL OWNER                   BENEFICIALLY OWNED(1)    OWNED(2)
Anthony P. Conza(3).................         2,931,525(4)         30.7%
David L. Siegel(3)..................         1,505,830(5)         15.8%
Charles G. Leaness(3)...............           435,908(6)          4.6%
Patrick J. Pompeo(3)................           398,137(7)          4.2%
Robert S. Sitkoff(3)................            62,200(9)            *
Dennis G. Fuller(3).................            29,410(8)            *
Joseph Conza(3).....................            55,413(10)           *
Bruce A. Kolbinsky(3)...............            16,157(11)           *
Alvin Katz(12)......................            11,500(13)           *
Harry Chernoff(14)..................            13,768(15)           *
Joseph Morgan (3)...................           141,550(16)         1.5
Arthur Mancino(3)...................             8,150(17)           *
Rebecca Killarney(3)................            16,393(18)           *
Sharon Henderson(3).................             2,600(19)           *
All Directors and Executive Officers
  as a Group (14 Persons)...........         5,628,541(20)          59%

---------------

  *    Represents less than 1%.

  (1)  Includes shares actually and beneficially owned.

  (2) Based on 9,541,926 shares of the Company's Common Stock outstanding on September 9, 1997.


  (3) The address of Messrs. A. Conza, Siegel, Leaness, Pompeo, Fuller, Sitkoff, J. Conza, Kolbinsky, Morgan, Mancino, and Ms. Killarney and Ms. Henderson is 740 Broadway, New York, New York 10003.

  (4) Includes 8,000 shares of Common Stock which Mr. A. Conza has the right to acquire within 60 days from the date hereof upon the exercise of options held by him. Does not include (a) 37,050 shares owned by Mr. Conza's daughter, (b) 8,550 shares owned by Mr. Morgan (Mr. Conza's son-in-law), (c) 125,000 shares owned jointly by Mr. Conza's daughter and Mr. Morgan over which Mr. Morgan has sole voting power, (d) 4,150 shares owned by Mr. Conza's parents, (e) 55,413 shares owned by Joseph Conza, the brother of Mr. Conza, and (f) 44,000 shares held by Mr. Conza's daughter as Trustee for the Anthony P. Conza Charitable Remainder Trust, as to all of which Mr. Conza disclaims beneficial ownership.

  (5) Includes 8,000 shares of Common Stock which Mr. Siegel has the right to acquire within 60 days from the date hereof upon the exercise of options held by him.

  (6) Includes 4,000 shares of Common Stock which Mr. Leaness has the right to acquire within 60 days from the date hereof upon the exercise of options held by him.

  (7) Includes 4,000 shares of Common Stock which Mr. Pompeo has the right to acquire within 60 days from the date hereof upon the exercise of options held by him. Does not include 6,300 shares held by Mr. Pompeo's sister and brother-in-law, as to which Mr. Pompeo disclaims beneficial ownership.

                                         (Footnotes continued on following page)

(Footnotes continued from previous page)

  (8) Includes 9,500 shares of Common Stock which Mr. Fuller has the right to acquire within 60 days from the date hereof upon the exercise of options held by him and 30 shares held by Mr. Fuller as custodian for his daughter under the Georgia Transfers to Minors Act. Does not include 5,355 shares held by Mr. Fuller's mother, 1,900 shares held by Mr. Fuller's father-in-law and 750 shares held by Mr. Fuller's mother as custodian for his daughter under the Georgia Transfers to Minors Act, as to all of which Mr. Fuller disclaims beneficial ownership.

  (9) Includes 54,500 shares of Common Stock which Mr. Sitkoff has the right to acquire within 60 days from the date hereof upon the exercise of options held by him.

 (10) Includes 14,500 shares of Common Stock which Mr. J. Conza has the right to acquire within 60 days from the date hereof upon the exercise of options held by him.


 (11) Includes 8,500 shares of Common Stock which Mr. Kolbinsky has the right to acquire within 60 days from the date hereof upon the exercise of options held by him.

 (12)  The address of Mr. Katz is 301 N. Birch Road, Ft. Lauderdale, Florida
       33304.

 (13) Includes 11,500 shares of Common Stock which Mr. Katz has the right to acquire within 60 days from the date hereof upon the exercise of warrants held by him. See 'Executive Compensation--Warrants Issued to Non-Employee Directors.'

 (14) The address of Mr. Chernoff is 286 Spring Street, Suite 401, New York, New York 10013.

 (15) Includes 11,500 shares of Common Stock which Mr. Chernoff has the right to acquire within 60 days from the date hereof upon the exercise of warrants held by him. See 'Executive Compensation--Warrants Issued to Non-Employee Directors.'

 (16) Includes 8,000 shares of Common Stock which Mr. Morgan has the right to acquire within 60 days from the date hereof upon the exercise of options held by him. Does not include (a) 37,050 shares held by Mr. Morgan's wife (Mr. A. Conza's daughter), (b) 2,500 shares held by Mr. Morgan's son, (c) 700 shares held by Mr. Morgan's wife as custodian for his son under the Transfers to Minors Act, and (d) 44,000 shares held by Mr. Morgan's wife as Trustee for the Anthony P. Conza Charitable Remainder Trust, as to all of which Mr. Morgan disclaims beneficial ownership.

 (17) Includes 1,800 shares of Common Stock which Mr. Mancino has the right to acquire within 60 days from the date hereof upon the exercise of options held by him. Does not include 400 shares held by Mr. Mancino's father-in-law and 100 shares held by his sister, as to which Mr. Mancino disclaims beneficial ownership.

 (18) Includes 8,500 shares of Common Stock which Ms. Killarney has the right to acquire within 60 days from the date hereof upon the exercise of options held by her.

 (19) Includes 1,800 shares of Common Stock which Ms. Henderson has the right to acquire within 60 days from the date hereof upon the exercise of options held by her.

 (20) Includes 154,100 shares of Common Stock which the holders thereof have the right to acquire within 60 days from the date hereof upon the exercise of options and warrants held by them. Does not include: (a) 37,050 shares owned by Mr. A. Conza's daughter, 4,150 shares owned by Mr. Conza's parents, and 44,000 shares held by Mr. A. Conza's daughter as Trustee for the Anthony P. Conza Charitable Remainder Trust, as to all of which Mr. Conza disclaims beneficial ownership; (b) 6,300 shares held by Mr. Pompeo's sister and brother-in-law, as to which Mr. Pompeo disclaims beneficial ownership; (c) 5,355 shares held by Mr. Fuller's mother, 1,900 shares held by Mr. Fuller's father-in-law and 750 shares held by Mr.

       Fuller's mother as custodian for his daughter under the Georgia Transfer to Minors Act, as to all of which Mr. Fuller disclaims beneficial ownership; (d) 37,050 shares held by Mr. Morgan's wife, 2,500 shares held by Mr. Morgan's son, 700 shares held by Mr. Morgan's wife as custodian for his son under the Transfers to Minors Act, and 44,000 shares held by Mr. Morgan's wife as Trustee for the Anthony P. Conza Charitable Remainder Trust, as to all of which Mr. Morgan disclaims beneficial ownership; and (e) 400 shares held by Mr. Mancino's father-in-law and 100 shares held by his sister, as to all of which Mr. Mancino disclaims beneficial ownership.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the fiscal years ended June 30, 1997, 1996 and 1995, the Company paid $983,000, $893,000 and $781,000 respectively, to Georgia Enterprises, Inc., a corporation partially owned by Patrick Pompeo, an Executive Vice President and Director of the Company, and Joseph Conza, a Senior Vice President of the Company, in payment of said corporation's share of the fees that it earned as the Subfranchisor for the Georgia market. During the same three fiscal years the Company paid $290,000, $339,000 and $318,000, respectively, to Llewellyn Distributors, Inc. ('Llewellyn'), a corporation partially owned by Charles G. Leaness, a Director and Executive Vice President of the Company, in payment of said corporation's share of the fees that it earned as the Subfranchisor for the northern New Jersey market. The Company also paid $150,000, $165,000 and $120,000, respectively, to International Southwest Blimpie, Inc. ('Southwest'), a corporation principally owned and controlled by Joseph Conza, in payment of said corporation's share of the fees that it earned as the Subfranchisor for the Houston market.

     Each of the aforementioned transactions was effected pursuant to written agreements between the Company and the parties thereto. Such agreements are substantially identical to the standard form of Subfranchise agreement that the Company enters into with unaffiliated Subfranchisors. In the opinion of the Company's management, each such agreement is on terms as favorable to the Company as would be available from an unrelated third party.

     During the fiscal years ended June 30, 1997, 1996 and 1995, the Company received $167,537, $245,000 and $163,000 respectively, in management fees from Georgia Enterprises, Inc., the Company's Subfranchisor for the State of Georgia, of which Mr. Pompeo is a principal shareholder, officer and director. Such fees were received pursuant to a written agreement which provides that in consideration of the Company's provision of operational and administrative support functions to Georgia Enterprises, Inc., the Company shall be reimbursed with respect to the expenses incurred by the Company in connection therewith pursuant to a payment scale set forth in the agreement. The agreement also provides that in the event the costs of such support services shall rise, then the fees paid pursuant to the agreement shall rise accordingly. In the opinion of the Company's management, the agreement is on terms as favorable to the Company as would be available from an unrelated third party.


     During the years ended June 30, 1997 and 1996, the Company paid $8,243 and $7,182, respectively, to Joseph Conza as compensation for the use of his apartment in New York City by employees of the Company's Atlanta and Houston offices during business trips. In the Company's estimation, this practice reducing the Company's lodging expense inasmuch as the per diem amounts paid to Mr. Conza were below the market rates for hotel accommodations which the Company would have been required to pay in order to house such employees during such trips to New York.

     During the fiscal years ended June 30, 1997, 1996 and 1995, the Company received $101,112, $85,000 and $61,000, respectively, in management fees from Llewellyn, the Company's Subfranchisor for New Jersey, of which Mr. Leaness is a principal shareholder, officer and director. Such fees were paid pursuant to a written agreement which provides that the Company shall be reimbursed by Llewellyn for costs incurred by the Company in providing operational support services to Llewellyn. The agreement also provides that in the event the costs of such support services shall rise, then the fees paid pursuant to the agreement shall rise accordingly. In the opinion of the Company's management, the agreement is on terms as favorable to the Company as would be available from an unrelated third party.

     During the fiscal years ended June 30, 1997, 1996 and 1995, the Company received $49,200, $61,000 and $67,000, respectively, in management fees from Southwest. The management fees were paid pursuant to a written agreement which provides that the Company shall be reimbursed by Southwest for costs incurred by the Company in providing operational support services to Southwest. The agreement also provides that in the event the costs of such support services shall rise, then the fees paid pursuant to the agreement shall rise accordingly. In the opinion of the Company's management, the agreement is on terms as favorable to the Company as would be available from an unrelated third party.

     In April 1994, Mr. Leaness borrowed the sum of $20,000 from the Company, and collateralized the payment thereof with the same 120,000 shares of Common Stock which he pledged in connection with a $60,000 option exercise and loan transaction consummated in December 1991. Said $20,000 loan is payable upon demand and bears interest at the rate of 5% per annum.

     In March 1995, Joseph Conza borrowed the principal amount of $55,500 from the Company. Said indebtedness is payable in constant bi-monthly payments of principal and interest computed at the rate of 8% per annum on the basis of a 20 year amortization schedule, and the unpaid balance of principal and accrued but unpaid interest shall become due and payable on April 16, 2000, provided, however, that, Mr. Conza may extend the term of the loan through April 15, 2015 as long as no default exists with regard to said loan when it originally matures. Mr. Conza pledged 10,000 unregistered shares of the Company's Common Stock as collateral security for the payment of all sums due under said loan. As of the end of the fiscal year, Mr. Conza was current with respect to his payment obligations and the outstanding principal balance had been reduced to $52,727.


     In 1995, the Company acquired the rights possessed by Anthony P. Conza and David L. Siegel regarding the licensing of the Blimpie Trademarks and the Blimpie Marketing System for all non-U.S. territories, pursuant to a 99 year license Agreement. Said agreement provided for payment of certain income-based fees to Messrs. Conza and Siegel, and further provided for cancellation by Messrs. Conza and Siegel if the Company fails to pay them a minimum annual fee aggregating $350,000 during the first five years of the term, and a minimum aggregate fee of $150,000 per year (subject to an annual cost of living adjustment) during the balance of such term. The payments made to Messrs. Conza and Siegel under this agreement were $137,029 and $230,713 during the fiscal years ended June 30, 1997 and 1996, respectively. In February 1997, the Company acquired, pursuant to a written agreement which it executed with Messrs. Anthony
P. Conza and David L. Siegel, ownership of the undivided 60% interest in the international rights to the Blimpie trademarks and Blimpie marketing system owned by such individuals. In accordance with such agreement, the Company paid $4.5 million ($3 million to Mr. Conza and $1.5 million to Mr. Siegel), and it must pay certain income-based fees to them which take effect after international revenues exceed $5 million.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the 'Exchange Act') requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Officers, Directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1997, the Company's officers, Directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements except that Joseph A. Conza and Joseph Morgan, the Senior Vice President Equipment and Design Services, and the Senior Vice President--Strategic Planning, respectively, failed to timely file an Annual Statement on Beneficial Ownership of Securities on From 5 with respect to gifts of the Company's Common Stock which they received during the fiscal year.

                    PROPOSAL NUMBER 2: SELECTION OF AUDITORS

     At the Annual Meeting, the Company's shareholders will be asked to ratify the Board of Directors' selection of the firm of Coopers & Lybrand, LLP, as the Company's independent accountants for the fiscal year ending June 30, 1998. Said firm has served as the Company's independent accountants since 1994. It is not expected that a representative of Coopers & Lybrand, LLP will be present at the meeting.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock represented in person or by proxy at the

Annual Meeting is required for approval of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUCH PROPOSAL.

                                 OTHER MATTERS

DISCRETIONARY AUTHORITY TO VOTE PROXY

     Management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the proxy will be voted in respect thereof in accordance with the best judgement of the persons authorized therein, and the discretionary authority to do so is included in the proxy.

ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended June 30, 1997, including financial statements, accompanies this proxy statement. However no action is proposed to be taken at the Annual Meeting with respect to the Annual Report, and it is not to be considered as constituting any part of the proxy soliciting materials.

SUBMISSION OF SHAREHOLDER PROPOSALS

     Any shareholder who intends to present a proposal at the Annual Meeting of shareholders to be held in 1998 for inclusion in the Proxy Statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices no later than July 7, 1998. The Company will not be required to include in its proxy statement or form of proxy a shareholder's proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.

SHAREHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1997 BY SENDING A REQUEST TO: INVESTOR RELATIONS DEPARTMENT, BLIMPIE INTERNATIONAL, INC., 1775 THE EXCHANGE, SUITE 600, ATLANTA, GA 30339

New York, New York
Dated: November 4, 1997

                           BLIMPIE INTERNATIONAL, INC.

This Proxy is Solicited on Behalf of the Board of Directors of Blimpie International, Inc.

The undersigned holder of the $.01 par value common stock (the "Common Shares") of Blimpie International, Inc. (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of the Company and Proxy Statement attached thereto, all relating to the Company's Annual Meeting of Shareholders (the "Annual Meeting"), and does appoint Anthony P. Conza, David L. Siegel, Charles
G. Leaness and Patrick J. Pompeo, and each of them, the true and lawful attorney or attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned according to the number of Common Shares the undersigned would be entitled to vote if then personally present at the Annual Meeting to be held at the offices of Hall Dickler Kent Friedman & Wood, LLP, 909 Third Avenue, 27th Floor, on Thursday, December 4, 1997, at 9:00 A.M., or at any adjournment or adjournments thereof, and thereat to vote all Common Shares of the Company held by the undersigned and entitled to be voted thereat upon the following matters:

                           1.       To elect as Directors to serve until the
Annual Meeting to be held in 1998 for the fiscal year ending June 30, 1999, the Nominees listed below:

                           Anthony P. Conza (Chairman), David L. Siegel
(Vice-Chairman), Charles G. Leaness, Patrick J. Pompeo, Harry G. Chernoff and Alvin Katz.

FOR                all the foregoing Nominees
    -------------
WITHHOLD AUTHORITY               to vote for the foregoing Nominees
                   -------------
NOTE:                      To withhold authority to vote for any individual
nominee, strike a line through that nominee's name. Unless authority to vote for all of the foregoing nominees is withheld, this Proxy will be deemed to confer authority to vote for every nominee whose name is not struck.

                           2.       To ratify the selection of Coopers &
Lybrand, LLP as the Company's independent accountants for the fiscal year ending June 30, 1998.


FOR                  AGAINST                 ABSTAIN
   -------------            -------------            -------------

                           3.       To transact such other business as may
properly come before the meeting.

This Proxy confers authority to vote "FOR" each of propositions 1 and 2 listed above unless otherwise indicated. If any other business is transacted at said meeting, this proxy shall be voted in accordance with the best judgement of the proxies. The Board of Directors recommends a vote of "FOR" for each of the listed propositions. This proxy is solicited on behalf of the Board of Directors of Blimpie International, Inc. and may be revoked prior to its exercise.

NOTE:             Signature(s) should follow exactly the name(s) on the stock certificate. Executor, administrator, trustee or guardian should sign as such. If more than one trustee, all should sign. ALL JOINT OWNERS MUST SIGN.


                                                 Dated:
                                                        ----------------------

                                                 -----------------------------
                                                    Signature of Shareholder

                                                 -----------------------------